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                                   Exhibit 99
                              Letter to Shareholder
                    Accompanying Annual Report on Form 10-KSB

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Cecil Bancorp, Inc. ("Cecil Bancorp" or the "Company") makes forward-looking statements in the following letter to shareholders that are subject to risks and uncertainties. These forward-looking statements include:

     o    Statements of goals, intentions, and expectations;

     o    Estimates of risks and of future costs and benefits; and

     o Statements of Cecil Bancorp's ability to achieve financial and other goals.

These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by:

     o Management's estimates and projections of future interest rates and other economic conditions;

     o    Future laws and regulations; and

     o    A variety of other matters.

Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Cecil Bancorp's past results of operations do not necessarily indicate its future results.
                             ----------------------

          On behalf of the directors and employees of Cecil Bancorp, Inc. we are proud to deliver to you, our shareholders, the 2004 Annual Report. This past year represented one of considerable growth and record profitability. It is amazing how quickly time scoots by when you are involved on a daily basis with a company as great as this one.

          We all face our separate challenges everyday. Daily we sweat the details of every account relationship, it seems the minutia never ends. When we look back, these daily events give way to the more significant events that we are proud to report every year.

          In 2004, Cecil's assets reached the $200 million mark--an achievement that affirms our status as a strong player to be reckoned with in our market. We also funded a record number of loans, helping to assure the growth of small businesses, the purchase of homes and the fulfillment of dreams. We have made a difference to our customers, the communities that we serve and to our faithful employees.

          We continued with an outstanding effort focusing on the growth of our business relationships. The Bank's business customers are primarily small enterprises within our service area. Business customers can rely on a personal business banker who acts as a guide to financial services and an expeditor of loans. Business banking services include loans, lines of credit, merchant card services, which allow the customer's business to accept credit, debit and ATM card payments, electronic banking products, business checking services and insurance and retirement products.

          It's not just about the products; it is about making our customers feel special, welcome and cared for. Despite offering new products typical of our electronic age, our customer service representatives still answer the phone everyday, answering every question imaginable. A receptive person greets every call, hoping to extend a feeling of warmth and personal involvement.

          For those who still like to do their banking face-to-face we have added two new offices this past year, one in Turkey Point and one in Cecilton. We are astounded and pleased at how quickly and strongly deposits have grown our new offices in just a few months. We've had a terrific start, and that bodes well for the future prosperity of those branches. In 2005, we have plans to open two additional branches, Aberdeen and Conowingo. We are also planning a future branch in Fairhill, a location to serve the northeastern area of Cecil County, as well as surrounding communities in Delaware and Pennsylvania.

          Our operating goals are intended to benefit people, ordinary, everyday people who live and work in the same towns where we live and work.

          Thanks are due to all the employees, officers, and directors of Cecil who are at the heart of our community building endeavors. Special thanks to all of our past and present Advisory Board members. Their contributions have proven to be invaluable since the formation of the boards several years ago. They have taken on a job that never ends, introducing us to new customers and making new friends.


Mary Beyer Halsey             Charles F. Sposato
President & C.E.O.            Chairman of the Board
Cecil Bancorp, Inc.           Cecil Bancorp, Inc.